COMMERCIAL BANKSHARES, INC.
                            1550 S.W. 57th Avenue
                            Miami, Florida 33144

______________________________________________________________________________

                  Notice of Annual Meeting of Shareholders
                        to Be Held on April 19, 2001
______________________________________________________________________________


Dear Shareholders:

     The Annual Meeting of Shareholders of Commercial Bankshares, Inc. (the "Company"), will be held in Miami, Florida, at the executive offices of the Company located at 1550 S.W. 57th Avenue, at 10:00 a.m., local time, on Thursday, April 19, 2001, for the following purposes:

* To elect directors.

* To transact such other business as may properly come before the Annual
  Meeting.

     Only Shareholders of record at the close of business on March 9, 2001 are entitled to notice of and to vote at the Annual Meeting and all adjournments thereof.

     All Shareholders are cordially invited to attend the meeting in person. Those Shareholders who plan to attend are requested to so indicate by marking the appropriate space on the enclosed proxy card. Any Shareholder attending the Annual Meeting may vote in person even though he or she has previously returned a proxy.

     Please complete, date, sign and return the enclosed proxy card promptly so that your shares can be voted, regardless of whether you expect to attend the meeting.

     A copy of the Company's 2000 Annual Report to shareholders is also enclosed.

By order of the Board of Directors,



JACK J. PARTAGAS
President and Chief Operating Officer
March 15, 2001






                             TABLE OF CONTENTS




SUMMARY
  General............................................................... 1
  Record Date and Outstanding Shares.................................... 1
  Voting and Solicitation............................................... 1

PROPOSAL I ELECTION OF DIRECTORS........................................ 2
  Nominees.............................................................. 2
  The Board of Directors and Committees................................. 3
  Executive Officers of the Company..................................... 3
  Certain Relationships and Related Transactions........................ 3
  Section 16(a) Beneficial Ownership Reporting Compliance............... 4
  Security Ownership of Certain Beneficial Owners and Management........ 4
  Executive Compensation................................................ 6
  Employment Agreements................................................. 7
  Director Compensation................................................. 8
  Board Compensation Committee Report on Executive Compensation......... 8
  Performance Graph.....................................................10
  Stock Option Plan Benefits............................................11
  Report of the Audit Committee.........................................11
  Audit Fees and Other Fees.............................................12

OTHER BUSINESS..........................................................12

SHAREHOLDER PROPOSALS...................................................12

NOTICE OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.......12

APPENDIX I - AUDIT COMMITTEE CHARTER....................................13






                         COMMERCIAL BANKSHARES, INC.
                       Annual Meeting of Shareholders
                        to be held on April 19, 2001

--------------------------------------------------------------------------------
                               PROXY STATEMENT
--------------------------------------------------------------------------------


General

     The Board of Directors of Commercial Bankshares, Inc. (the "Company") is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on Thursday, April 19, 2001, and all adjournments thereof. This proxy statement and the accompanying proxy card are first being sent to shareholders on or about March 15, 2001.

     The shares represented by all properly executed proxies received by the Company will be voted as specified by the shareholders. If no specifications are given (including broker non-votes), the shares represented by the proxy will be voted for the election of the listed nominees as directors. A Shareholder who has given a proxy may revoke it at any time before it is voted at the meeting by filing with the Secretary of the Company a written notice of revocation, by submitting a proxy bearing a later date, or by attending the meeting and voting in person.

Record Date and Outstanding Shares

     On March 9, 2001, there were 3,603,342 shares of the Company's Common Stock, $.08 par value, outstanding. Each share of Common Stock of record on the books of the Company at the close of business on March 9, 2001, entitles its owner to one vote, either in person or by proxy, upon each matter to come before themeeting.

Voting and Solicitation

     A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. Votes cast in person or by proxy will be tabulated by the inspectors of election appointed by the Board of Directors.
The current Florida Business Corporation Act (the "Act") provides that directors are elected by a plurality of the votes cast if a quorum is present at the meeting, and all other matters are approved if the votes cast in favor of the action exceed the votes cast against the action (unless the matter is one for which the Act or the Articles of Incorporation require a greater vote). Therefore, under the Act, abstentions have no legal effect unless the matter is one for which the Act or the Articles of Incorporation require a greater vote.

     The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but directors, officers, and regular employees of the Company or its subsidiaries may solicit proxies personally or by telephone. The Company will reimburse custodians, nominees, or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.


     Regardless of the number of shares you own, it is important that they be represented at the Annual Meeting. You are respectfully requested to sign, date and return the accompanying proxy card at your earliest convenience.



                                   PROPOSAL I
                              ELECTION OF DIRECTORS

     Unless you specify otherwise on the accompanying proxy, it will be voted for the election of the listed nominees to serve as directors until the next Annual Meeting of Shareholders or until their successors are elected and qualified. If a quorum is present at the Meeting, the plurality of the votes cast by the shares entitled to vote in the election of Directors at the Meeting is required to elect each nominee.

Nominees

Joseph W. Armaly, age 64, is Chairman of the Board of Directors and Chief Executive Officer of the Company and of Commercial Bank of Florida ("Bank"), the Company's wholly owned subsidiary. Mr. Armaly served as President of Merchants Bank of Miami ("Merchants") from 1965 through 1988 and also served as Chairman of Merchants' Board of Directors from 1980 through 1988. Mr. Armaly was also President and Chairman of the Board of Florida Commercial Banks, Inc. ("Florida Commercial") from 1980 through 1988. Mr. Armaly has been Chairman of the Board of the Company and the Bank since its formation in 1988.

Jack J. Partagas, age 63, is a Director and the President, Chief Operating Officer, and Secretary of the Company and the Bank. Prior to joining the Company and the Bank in 1988, Mr. Partagas was Vice President of Florida Commercial between 1971 and 1988. Mr. Partagas has been a Director of the Company and the Bank since 1988, Executive Vice President of the Company and the Bank from 1988 through 1992, and President of the Company and the Bank since 1992.

Cromwell A. Anderson, age 75, is a Director of the Company and the Bank. Mr. Anderson has been in the private practice of law since 1954. During 1999, Mr. Anderson retired from the law firm of Fowler, White, Burnett, Hurley, Banick & Strickroot, P.A. Mr. Anderson has been a Director of the Company and the Bank since 1988.

Richard J. Bischoff, age 56, is a Director of the Company and the Bank. Mr. Bischoff is a practicing attorney and the sole shareholder of the firm of Bischoff & Associates, P.A. Prior to 1999, Mr. Bischoff was a shareholder in the Miami office of the law firm Gunster, Yoakley, & Stewart P.A. Mr. Bischoff has been a director of the Company and the Bank since September, 1998.

Robert Namoff, age 48, is a Director of the Company and the Bank. Mr. Namoff is the Chief Executive Officer of Allied Universal Corporation, a chemical manufacturing company. Mr. Namoff has been a Director of the Company and the Bank since 1990.

Sherman Simon, age 82, is a Director of the Company and the Bank. Mr. Simon has been a private real estate investor for over 30 years. Mr. Simon has been a Director of the Company and the Bank since 1988.

Michael W. Sontag, age 55, is a Director of the Company and the Bank.
Mr. Sontag is an Architectural Engineer and a licensed general contractor. Mr. Sontag has been a Director of the Company and the Bank in 1997.

Martin Yelen, age 73, is a Director of the Company and the Bank and was formerly a director of Florida Commercial. Mr. Yelen is a retired attorney who engaged in private practice for 45 years with the firm of Yelen & Yelen, P.A. Mr. Yelen has served on the Miami-Dade and Monroe County chapters of the National Safety Council and was a councilman and Mayor of the City of West Miami. Mr. Yelen has been a Director of the Company and the Bank since 1988.



The Board of Directors recommends a vote "FOR" the election of all nominees.


The Board of Directors and Committees

     The Board of Directors of the Company consists of the same persons as the Board of Directors of the Bank. The Company conducts its operations through the Bank which is its wholly owned subsidiary. Both the Company and the Bank held eleven meetings of the Board of Directors during 2000. Each director attended at least 75% of the board meetings that were held while he was serving as a director during the year, as well as attending at least 75% of the committee meetings of those committees of which the respective director was a member. During 2000, the Company's Board of Directors had standing Audit and Compensation Committees, and the Bank's Board of Directors had standing Audit, Executive, Loan and Compliance Committees.

     (a) Audit Committee. The Bank's Audit Committee consists of Messrs. Namoff, Simon and Yelen. These persons were all independent, non-employee directors of the Bank and the Company and constitute three of the six non-employee directors of the Board. The Audit Committee held four meetings during 2000. The Audit Committee has functional supervision over the internal audit staff, reviews the system of internal controls and the adequacy of the internal audit system, and receives reports on activities of the internal auditing department. It recommends the independent certified public accountants to the Bank's and the Company's Boards of Directors and reviews the scope of the audits and the actual audits performed by both the independent certified public accountants and the internal auditors. It is responsible for ensuring that the audit findings are adequately addressed.

     (b) Compensation Committee. The Company's Compensation Committee consists of Messrs. Anderson, Simon and Yelen. These persons are all independent, non-employee directors of the Company and constitute three of the six non-employee directors of the Board. The Compensation Committee held two meetings during 2000. The Compensation Committee was delegated the duties of establishing and administering an executive compensation program. Its activities include reviewing and approving the design of the program, setting performance goals, assessing executive performance, and making grants of salary, bonuses and incentive compensation. The Compensation Committee also administers the amended 1994 Performance Stock Option Plan.

     (c) Nominating Committee. The Company has no formal nominating committee but rather the entire Board of Directors acts as the nominating committee.


Executive Officers of the Company

     The executive officers of the Company are elected to their offices for one-year terms at the meeting of the Board of Directors in April of each year. The terms of any executive officers elected after such date expire at the same time as the terms of the executive officers elected at such date.

     Joseph W. Armaly, age 64, is Chairman of the Board of Directors and Chief Executive Officer of the Company and the Bank. Mr. Armaly served as President of Merchants from 1965 through 1988 and also served as Chairman of Merchants' Board of Directors from 1980 through 1988. Mr. Armaly was also President and Chairman of the Board of Florida Commercial from 1980 through 1988. Mr. Armaly has been Chairman of the Board of the Company and the Bank since its formation in 1988.


     Jack J. Partagas, age 63, is a Director and the President, Chief Operating Officer, and Secretary of the Company and the Bank. Prior to joining the Company and the Bank in 1988, Mr. Partagas was Vice President of Florida Commercial between 1971 and 1988. Mr. Partagas has been a Director of the Company and the Bank since 1988, Executive Vice President of the Company and the Bank from 1988 through 1992, and President of the Company and the Bank since 1992.


     Barbara E. Reed, age 37, was elected Senior Vice President and Chief Financial Officer of the Company and the Bank in June of 1995. Ms. Reed previously served the Bank as Vice President and Controller and as Auditor. Ms. Reed is a Certified Public Accountant and prior to 1991, was employed by Coopers & Lybrand LLP.



Certain Relationships and Related Transactions

     The Bank has had and expects to have in the future various loan and other banking transactions in the ordinary course of business with directors, executive officers, and principal shareholders of the Bank and the Company (or associates of such persons). In the opinion of management, all such transactions: (i) have been and will be made in the ordinary course of business;
(ii) have been and will be made on substantially the same terms, including interest rates and collateral on loans, as those generally prevailing at the time for comparable transactions with unrelated persons; and (iii) do not involve more than the normal risk of collectibility or present other unfavorable features. The total amount of extensions of credit to directors, executive officers, those stockholders named in the table in "Security
Ownership of Certain Beneficial Owners and Management" (set forth below), and any of their associates was $8.0 million as of February 28, 2001, which represented approximately 18% of total shareholders equity.

     The firm of Bischoff and Associates, P.A. acts as corporate counsel to the Company and the Bank. Richard J. Bischoff, a director of the Company and the Bank, is the sole shareholder in that firm. The fees paid in 2000 and 1999 were not material to the Company but might be considered material to that law firm organized in September, 1999.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers (as defined in Rule 16a-1(f)), directors, and persons owning more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with all Section 16(a) forms they file. Based solely upon a review of the copies of forms furnished to the Company, the Company believes that during the 2000 fiscal year, all filing requirements applicable to its officers and directors and 10% shareholders were met.



Security Ownership of Certain Beneficial Owners and Management


     The following table sets forth certain information as of March 1, 2001, regarding the beneficial ownership of the Company's outstanding Common Stock by the one person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock.

                                          Current Beneficial Ownership
                                          ----------------------------
                                          Number of         Percent of
Name and Address of Beneficial Owner      Shares (1) 	        Class*
------------------------------------      ----------        ----------
 John Hancock Advisors, Inc. (2)            263,575            6.57%
 101 Huntington Avenue, Boston, MA 02199


     The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of March 1, 2001, by (i) each director and executive officer of the Company, and (ii) the directors and the executive officers of the Company as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them.


                                            Current Beneficial Ownership
                                            ----------------------------
                                            Number of         Percent of
Name and Address of Beneficial Owner        Shares    (1)(10)   Class*
------------------------------------        --------- ------- ----------
 Cromwell A. Anderson                         94,755  (4) (9)    2.36%
  1029 Hardee Road
  Coral Gables, Florida 33146

 Joseph W. Armaly                            180,022  (3) (9)    4.49%
  7141 S.W. 136th Street
  Miami, Florida 33156

 Richard J. Bischoff                          21,229  (5)          **
  6500 Riviera Drive
  Coral Gables, Florida  33146

 Robert Namoff                                82,740  (4)        2.06%
  9440 S.W. 140th Street
  Miami, Florida 33176

 Jack J. Partagas                             49,326  (6)        1.23%
  7540  S.W. 158th Terrace
  Miami, Florida 33157

 Barbara E. Reed                              24,695  (7)          **
  13355 S.W. 74th Avenue
  Miami, Florida 33156

 Sherman Simon                               142,151  (4)        3.54%
  9999 Collins Avenue, #20K
  Bal Harbour, Florida  33154

 Michael W. Sontag                            28,622  (8)          **
  14535 S.W. 63rd Court
  Miami, Florida 33158

 Martin Yelen                                 60,895  (4)        1.52%
  1925 Brickell Avenue, #1001
  Miami, Florida 33129

 All directors and the executive officers
 as a group (9 persons)                      684,435            17.06%

----------------------
* Both the number of shares beneficially owned and, for purposes of calculating the percentage of class, the total number of shares of the class, include shares of common stock underlying 407,492 outstanding and exercisable options under the Company's 1994 Performance Stock Option Plan and the Company's 1994 Outside Director Stock Option Plan.

** Less than 1%.

(1) In accordance with Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security for purposes of the rule if he or she has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. As used herein, "voting power" is the power to vote or direct the voting of shares, and "investment power" is the power to dispose or direct the disposition of shares, irrespective of any economic interest therein.

(2) Through their parent-subsidiary relationship to John Hancock Advisors, Inc., John Hancock Life Insurance Company, John Hancock Subsidiaries, Inc., John Hancock Financial Services, Inc. and The Berkeley Financial Group have indirect beneficial ownership of these same shares.

(3) Includes Options granted August 16, 1995 to purchase 7,293 shares of Common Stock at $12.03 per share, Options granted June 1, 1996 to purchase 8,813 shares of Common Stock at $11.31 per share, Options granted June 1, 1997 to purchase 6,657 shares of Common Stock at $14.47 per share, Options granted June 1, 1998 to purchase 4,410 shares of Common Stock at $22.45 per share, Options granted June 1, 1999 to purchase 4,825 shares of Common Stock at $20.71 per share and Options granted June 1, 2000 to purchase 5,630 shares of Common Stock at $17.50 per share.

(4) Includes Options granted June 1, 1994 to purchase 4,863 shares of Common Stock at $8.70 per share, Options granted June 1, 1995 to purchase 4,863 shares of Common Stock at $11.72 per share, Options granted June 1, 1996 to purchase 4,863 shares of Common Stock at $11.31 per share, Options granted June 1, 1997 to purchase 4,631 shares of Common Stock at $14.47 per share, Options granted June 1, 1998, to purchase 4,410 shares of Common Stock at $22.45 per share, Options granted June 1, 1999 to purchase 5,250 shares of common stock at $20.71 per share and Options granted June 1, 2000 to purchase 5,000 shares of Common Stock at $17.50 per share.

(5) Includes Options granted June 1, 1999 to purchase 5,250 shares of Common Stock at $20.71 per share and Options granted June 1, 2000 to purchase 5,000 shares of Common Stock at $17.50 per share.

(6)  Includes Options granted June 1, 1994 to purchase 10,940 shares of  Common
     Stock at $8.70 per share,	Options granted August 16, 1995 to purchase 7,293
     shares of Common Stock at $12.03 per share, Options granted June 1, 1996 to Purchase 8,813 shares of Common Stock at $11.31 per share, Options granted June 1, 1997 to purchase 6,657 shares of Common Stock at $14.47 per share, Options granted June 1, 1998 to purchase 4,410 shares of Common Stock at $22.45 per share, Options granted June 1, 1999 to purchase 4,825 shares of Common Stock at $20.71 per share and Options granted June 1, 2000 to purchase 5,630 shares of Common Stock at $17.50 per share.

(7) Includes Options granted August 16, 1995, to purchase 6,078 shares of Common Stock at $12.03 per share, Options granted June 1, 1996 to purchase 6,078 shares of Common Stock at $11.31 per share, Options granted June 1, 1997 to purchase 2,894 shares of Common Stock at $14.47 per share, Options granted June 1, 1998 to purchase 2,205 shares of Common Stock at $22.45 per share, Options granted June 1, 1999 to purchase 2,100 shares of Common Stock at $20.71 per share and Options granted June 1, 2000 to purchase 4,000 shares of Common Stock at $17.50 per share.

(8) Includes Options granted June 1, 1998 to purchase 2,205 shares of Common Stock at $22.45 per share, Options granted June 1, 1999 to purchase 3,150 shares of Common Stock at $20.71 per share and Options granted June 1, 2000 to purchase 3,000 shares of Common Stock at $17.50 per share.

(9) Does not include 28,927 shares held of record by Mr. Armaly's wife, and 42,052 shares held of record by Mr. Anderson's wife. Messrs. Armaly and Anderson respectively disclaim beneficial ownership of all such shares. Inclusion of such shares would result in Mr. Armaly owning 208,949 shares or 5.21%, Mr. Anderson owning 136,807 shares or 3.41% and all directors and the executive officers owning as a group 755,414 shares or 18.83% of the total issued and outstanding shares of Common Stock.

(10) The number of shares underlying the stock options described in this table and the foregoing footnotes, and the exercise prices for such shares, give effect to the dilutive adjustments which were made with respect to such options as a result of the 5% stock dividends which were declared by the Company in each of December, 1996, December, 1997, December, 1998 and December, 1999.


Executive Compensation

     The following table sets forth as of December 31, 2000, all compensation paid during the Company's and Bank's latest fiscal year to the Company's and the Bank's Chief Executive Officer and to those executive officers of the Company whose total annual compensation exceeded $100,000 in any of the last three completed fiscal years.

                           Summary Compensation Table

                                                                Long Term
                         Annual Compensation                   Compensation
                        ---------------------      Stock       ------------
Name and Principal                                Options      All Other (3)
  Position(1)           Year  Salary  Bonuses    Granted(2)    Compensation
------------------      ----  ------  -------    ----------    ------------
 Joseph W. Armaly       2000 $290,000 $70,000       5,630         $4,499
 Chairman and Chief     1999 $275,000 $50,000       4,825         $4,745
 Executive Officer      1998 $265,000 $40,000       4,410         $6,377
 of the Company and
 the Bank

 Jack J. Partagas       2000 $220,000 $55,000       5,630         $3,385
 President and Chief    1999 $205,000 $45,000       4,825         $6,609
 Operating Officer      1998 $195,000 $35,000       4,410         $8,793
 of the Company and
 the Bank

 Barbara E. Reed        2000 $105,000 $20,000       4,000         $5,309
 enior Vice President   1999 $ 99,000 $12,000       2,100         $5,008
 and Chief Financial    1998 $ 95,000 $10,000       2,205         $4,807
 Officer of the Company
 and the Bank

(1) All compensation or remuneration paid to employees is paid by the Bank. At the present time, there are no separate employees of the Company and there is no compensation paid by the Company.

(2) Gives effect to the dilutive adjustments which were made with respect to such options as a result of the 5% stock dividends which were declared by the Company in each of December, 1998 and December, 1999.


(3) The Bank has adopted a plan pursuant to the provisions of Section 401(k) of the Internal Revenue Code in which after one year of employment, all employees of the Bank are eligible to participate. The Bank, in its discretion, may match any amounts deferred by employees. The amount of contribution made by the Bank with respect to all employees was approximately $149,000 in 2000, $134,000 in 1999 and $132,000 in 1998.


                            Table of Option Grants
                            in the Last Fiscal Year

                               % of                              Potential
                              Options                       Realizable Value at
                              Granted                          Assumed Annual
     	            Number of     To      Total               Rates of Stock Price
                  Securities Employees Exercise               Appreciation for
                  Underlying    in       or                     Option Term
                   Options    Fiscal    Base     Expiration  -------------------
      Name         Granted     Year     Price      Date(1)       5%        10%
  --------------- ---------- --------- -------- ------------ --------- ---------
 Joseph W. Armaly    5,630     15.9%    $17.50  June 1, 2010  $61,962   $157,023

 Jack J. Partagas    5,630     15.9%    $17.50  June 1, 2010  $61,962   $157,023

 Barbara E. Reed     4,000     11.3%    $17.50  June 1, 2010  $44,023   $111,562


(1) The Company's form of option agreement provides for early termination in the event the option holder's employment is terminated, the option holder dies, or the option holder becomes permanently or totally disabled. The Options may not be exercised until at least one year from the date of grant, which was June 1, 2000.


                       Fiscal Year-end Option Values

                                                Number of          Value of
                                               Securities         Unexercised
                                               Underlying        In-the-Money
                                              Unexercised         Options at
                                               Options at        Year End ($)
                                                Year End
                        Shares
                      Acquired on   Value      Exercisable/     Exercisable and
      Name             Exercise    Realized  Unexercisable (1)   Unexercisable
 ----------------     -----------  --------  -----------------  ---------------
 Joseph W. Armaly        5,740      $51,347    31,998/5,630         $103,205

 Jack J. Partagas                              42,938/5,630         $194,231

 Barbara E. Reed                               19,355/4,000         $ 72,090


(1) The number of shares underlying the stock options described in this table gives effect to the dilutive adjustments which were made with respect to such options as a result of the 5% stock dividends which were declared by the Company in each of December 1996, December, 1997, December, 1998 and December, 1999.


Employment Agreements

     As of March 18, 1994, the Company and the Bank entered into employment agreements with Messrs. Armaly and Partagas and Ms. Reed. These agreements are intended to assure the Company and the Bank of the continued services of key officers.

     With respect to Messrs. Armaly and Partagas, the agreements provide that each officer shall be employed by the Company and the Bank in his current position for a period of three (3) years. On March 31, 1995 the term was extended automatically for one additional year and on each subsequent March
31 the term is automatically extended for one additional year such that after each March 31 extension the term of the agreement is a full three years. Compensation and benefits are to be determined by the Board of Directors of the Company, provided that the officer's participation in employee benefit plans and arrangements shall provide benefits at least equal to those provided to all other employees of the Company. In the event that the officer's employment is terminated (except for death, disability, or cause) or if the officer terminates his employment because of a reduction in position, responsibility, salary, or for any other good reason, as defined in the agreement, and including a change in control of the Company, the officer is entitled to severance benefits equal to three year's salary and cash incentive compensation plus the option to continue to receive fringe benefits for an additional three years or an additional sixty (60%) percent of annual salary and cash incentive compensation in lieu of fringe benefits. In the event the officer terminates his employment other than for good reason, as defined in the agreement, the officer is entitled to severance benefits equal to one year's salary and cash incentive compensation, plus an additional twenty (20%) percent in lieu of fringe benefits. Such severance benefits will be based upon the executive's then current salary and the aggregate cash incentive compensation last paid to or earned by the officer in the immediately preceding twelve months prior to termination. In the event that any of such payments constitute "parachute payments" under Section 280G of the Internal Revenue Code and therefore are subject to the excise tax on "excess parachute payments" under Section 4999 of the Internal Revenue Code, the agreements provide that the Company will pay an additional cash amount, as determined by a formula set forth in the agreements, sufficient to pay both the excise tax and any additional amounts which become due as the result of the payment of the excise tax, to put the officer in the same position as though no excise tax had been imposed.

     With respect to Ms. Reed, the agreement provides that she shall be employed by the Company and the Bank in her current position for a period of one year.
On December 14, 1997 the term was extended automatically for one additional year and on each subsequent December 14 the term is automatically extended for one additional year. Compensation and benefits are to be determined by the Board of Directors of the Company, provided that the officer's participation in employee benefit plans and arrangements shall provide benefits at least equal to those provided to all other employees of the Company. In the event that the officer's employment is terminated (except for death, disability, or cause) or if the officer terminates her employment because of a reduction in position, responsibility, salary, or for any other good reason, as defined in the agreement, Ms. Reed is entitled to severance benefits equal to her base salary and cash incentive compensation through and including the scheduled termination date of this agreement, as extended. If the agreement is terminated by Ms. Reed pursuant to a change in control of the Company, Ms. Reed is entitled to severance benefits equal to twelve times her then current monthly salary. In the event that Ms. Reed terminates her employment other than for good reason, as defined in the agreement, the officer is entitled to severance benefits equal to her base salary and cash incentive compensation through and including the date of termination Such severance benefits will be based upon Ms. Reed's then current salary and the aggregate cash incentive compensation last paid to or earned by the officer in the immediately preceding twelve months prior to termination.


Director Compensation

     Directors of the Company who are salaried employees of the Bank do not receive any additional compensation for serving as a director or committee member. During the year 2000, non-employee directors of the Bank received a retainer of $1,000 per calendar quarter.

     In addition, each non-employee director in office in June, 2000 received 3,000 stock options for serving on the Board, and each non-employee director who was a member of the Bank's Loan or Executive Committees in June, 2000 received 2,000 additional stock options.


Board Compensation Committee Report on Executive Compensation

1. Performance and Policies.

     The Compensation Committee of the Board of Directors of the Company oversees and administers the Company's executive compensation programs. All members of the Compensation Committee are outside directors who are not eligible to participate in any of the compensation programs that the Committee oversees. The Compensation Committee recommends and the Board of Directors determines, based on such recommendations, compensation for the Chairman. Compensation levels for the other executive officers of the Company are determined by the Compensation Committee, based on the recommendations of the Chairman.

     The Company's executive compensation program is designed to attract, retain, motivate, and appropriately reward individuals who are responsible for the Company's short- and long-term profitability, growth, and return to shareholders. It is also designed to align the interests of high level employees with those of the Shareholders. Compensation for Company executive officers consists of base compensation, annual cash incentive awards, and long-term incentive awards in the form of stock options. Executive officers also participate in a savings incentive plan and a medical plan available to employees generally.

     The determination of base compensation increases, annual cash incentive awards, and long-term incentive awards is based upon the performance of the Company and the contribution of each individual to that performance. Individual contribution is assessed based upon factors such as level of responsibility, job complexity, and the importance of the position in the structure of the Company and the Bank. Individual contribution is also judged more subjectively based upon the Compensation Committee's overall evaluation of the officer's professionalism and professional growth, judgment, business acumen and ability, and effort. The Compensation Committee also compares, on a random and subjective basis, the salaries of the executive officers with the salaries of executive officers of other bank holding companies of comparable size. Finally the Compensation Committee considers whether compensation increases are fair and equitable based upon individual performance and a comparison with peers. Although the components of compensation (base compensation, annual cash incentive awards, and long-term incentive awards) are reviewed separately, compensation decisions are made based on a review of total compensation.

     (a) Base Compensation. Pay levels for each executive are set annually at the beginning of the fiscal year and are based primarily on the performance of the Company during the prior fiscal year. The Compensation Committee considers factors such as earnings per share, pre-tax earnings, net profits and return on equity. Secondarily, the Compensation Committee considers individual performance in light of each executive's job responsibilities. In determining the base salaries for 2000, the Compensation Committee took into account the Company's performance during 1999. Specifically, net income increased 12% during 1999; return on average assets and equity were 1.20% and 12.35%, respectively, as compared to 1.16% and 11.14%, respectively, in 1998; credit performance remained excellent; diluted earnings per share increased from $1.21 in 1998, to $1.37 in 1999 and loan growth exceeded expectations with 23% growth in 1999.

     (b) Annual Cash Incentive Awards. Annual cash incentive awards to the Company's executive officers are granted at the discretion of the Compensation Committee and are determined at the end of the fiscal year. The determination of the amount of such awards is made by the Compensation Committee based upon the performance of the Company and on a subjective basis as indicated above. For purposes of determining the level of the annual cash incentive awards to be paid to senior executives for 2000, it was the Compensation Committee's view that the Company's 2000 results represented a strong performance. The Compensation Committee noted the following factors in support of its findings: net income increased 16% during 2000; return on average assets and equity were 1.28% and 15.43% in 2000, respectively, as compared to 1.20% and 12.35% in 1999; credit performance remained excellent; diluted earnings per common share increased from $1.21 in 1998 and $1.37 in 1999, to $1.68 in 2000; the senior executive officers were successful in implementing the loan growth strategy of the Bank, as average loans increased by 18% from 1999 to 2000; average total deposits increased 10% from 1999 to 2000; and cash dividends declared during 2000 increased 25% over 1999.

     (c) Stock Option Awards. The Compensation Committee also uses stock options to reward management and to link them to the long-term results and
     stockholder interests of the Company.   Option grants are usually
     determined in the Spring of each fiscal year. The levels of option grants are determined at the discretion of the Compensation Committee on a
     subjective basis.   Previous grants of stock options are reviewed but are
     not considered the most important factor in determining the size of any executive's stock option award in a particular year. In determining the levels of option grants for 2000, the Compensation Committee considered the performance of the Company for fiscal 1999, the performance of the Company for the beginning of 2000, and efforts and initiatives by the executive officers to implement and support the strategic objectives of the Bank.

2. CEO Compensation.

     Joseph Armaly is eligible to participate in the same executive compensation program available to the other executive officers within the Company. His 2000 base salary was set at $290,000, as compared to $275,000 in 1999. Mr. Armaly's base salary was based primarily on the Company's performance during 1999; specifically, net income increased 12% during 1999; return on average assets and equity were 1.20% and 12.35% respectively, as compared to 1.16% and 11.14%, respectively, in 1998; credit performance remained excellent; diluted earnings per share increased from $1.21 in 1998 to $1.37 in 1999, and loan growth exceeded expectations with 23% growth in 1999.

     The stock option grants made to Mr. Armaly in 2000 were based on the analysis discussed above for fiscal year 1999, together with performance of the Company for the first half of 2000. In addition, the Compensation Committee considered certain initiatives undertaken in 2000, including an effort made by the Bank to increase loans, while maintaining the Bank's stringent underwriting policy. In June 2000, Mr. Armaly was awarded ten-year options covering 5,630 shares. The terms and conditions of this grant were consistent with the grants to all other executive officers.

     In December, 2000, Mr. Armaly received an annual cash incentive award of $70,000. This annual cash incentive award was based upon the Company's performance during the 2000 fiscal year and the individual performance of the executive. In determining this award, the Compensation Committee considered the increase in the Company's earnings during 2000. Specifically, the Compensation Committee considered the following factors: net income increased 16% during 2000; return on average assets and equity for 2000 were 1.28% and 15.43%, as compared to 1.20% and 12.35% in 1999; diluted earnings per common share increased from $1.21 in 1998 and $1.37 in 1999 to $1.68 in 2000; the Bank was successful in implementing its loan growth strategy, as average loans increased by 18% from 1999 to 2000; average total deposits increased 10% from 1999 to 2000; and cash dividends declared during 2000 increased 25% over 1999.

     COMPENSATION COMMITTEE
     Cromwell A. Anderson, Chairman
     Sherman Simon
     Martin Yelen


Performance Graph

     The following table compares cumulative five-year shareholder returns (including reinvestment of dividends) on an indexed basis with the Center for Research in Security Prices ("CRSP") Index for the NASDAQ Stock Market (U.S. Companies) and the CRSP Index for NASDAQ Bank Stocks (SIC codes 602 and 671). These indices are included for comparative purposes only, and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved and are not intended to forecast or be indicative of possible future performance of the Common Stock. The table assumes that the value of an investment in the Common Stock and in each index was $100 on December 31, 1995, and that all dividends were reinvested.


                    Comparison of Five-Year Cumulative Return
                    Commercial Bankshares, Inc., Common Stock

                                              December 31,
                                    ----------------------------------
                                    2000  1999  1998  1997  1996  1995
 Commercial Bankshares, Inc.         210   245   241   217   118   100
 NASDAQ Stock Market Bank Stocks     241   211   220   221   132   100
 NASDAQ Stock Market Index           238   395   213   151   126   100
 (US Companies)



Stock Option Plan Benefits

The table below indicates options granted to date and outstanding under the 1994 Outside Director Stock Option Plan and the 1994 Performance Stock Option Plan.


                                           Number of
                                        Options Granted
 Name and Position                      and Outstanding
 -----------------                      ---------------
 Executive officer group                    109,551
 Non-executive director group               154,125
 Non-executive officer employee group       143,816
                                            -------
     Total options granted                  407,492
                                            =======

 Executive Officers
 ------------------
 Joseph W. Armaly                            37,628
     Chairman and CEO
 Jack J. Partagas                            48,568
     President and COO
 Barbara E. Reed                             23,355
     Senior Vice President and CFO


 Nominees for Director
 ---------------------
 Joseph W. Armaly                            37,628
 Jack J. Partagas                            48,568
 Cromwell A. Anderson                        33,880
 Richard J. Bischoff                         10,250
 Robert Namoff                               33,880
 Sherman Simon                               33,880
 Michael W. Sontag                            8,355
 Martin Yelen                                33,880



Report of the Audit Committee

     The following report on the Audit Committee is made pursuant to the rules of the Securities and Exchange Commission. The Audit Committee has met and held discussions with management and the independent certified public accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent certified public accountants. The Audit Committee discussed with the independent certified public accountants matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees".

     The Audit Committee discussed with the Company's internal and independent certified public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent certified public accountants to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     The Audit Committee has received the written disclosures and the letter from the independent certified public accountants required by Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees", as may be modified or supplemented, and has discussed with the independent certified public accountant the independent certified public accountant's independence. The members of the Audit Committee are independent as independence is defined in Rule 4200(a)(14) of the National Association of Securities Dealers.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for the year 2000, for filing with the Securities and Exchange Commission.

     The Board of Directors has adopted a written charter for the Audit Committee, a copy of which has been included as an appendix to this Proxy Statement.

     AUDIT COMMITTEE
     Martin Yelen, Chairman
     Sherman Simon
     Robert Namoff



Audit Fees and Other Fees

     Fees for the calendar year 2000 audit and reviews of Forms 10Q were $65,000, of which $31,250 was billed as of December 31, 2000. Fees for other services billed by the independent certified public accountant during 2000 were $24,000 and included tax services and retirement plan audit. The audit committee believes that the other services provided are compatible with the audit services and that in providing these services the independence of the independent certified public accountant is not impaired.


                                 OTHER BUSINESS

     The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring before the meeting any matter other than the proposals described herein. However, if any other business should come before the meeting or any adjournments thereof, the persons named in the accompanying proxy will have discretionary authority to vote all proxies.


                             SHAREHOLDER PROPOSALS

     Proposals on matters appropriate for shareholder consideration consistent with the regulations of the Securities and Exchange Commission submitted by shareholders for inclusion in the proxy statement and form of proxy for the 2002 Annual Meeting of Shareholders must be received at the Company's principal executive offices on or before November 23, 2001. Such shareholder proposals may be mailed to Barbara E. Reed, Senior Vice President and Chief Financial Officer, Commercial Bankshares, Inc., 1550 Southwest 57th Avenue, Miami, Florida 33144.


         NOTICE OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP, Independent Certified Public Accountants, to audit the financial statements of the Company and the Bank for the fiscal year ending December 31, 2001, and to perform such other services as may be required of them. Representatives of PricewaterhouseCoopers LLP will be present at the 2001 Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions raised at the meeting.

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2000 is being provided to each shareholder simultaneously with delivery of this proxy statement. Additional copies of the Annual Report to Shareholders or copies of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission, may be obtained by writing Barbara
E. Reed, Commercial Bankshares, Inc., 1550 Southwest 57th Avenue, Miami, Florida 33144.





                                 APPENDIX I
                         COMMERCIAL BANK OF FLORIDA
                          AUDIT COMMITTEE CHARTER

The Audit Committee is appointed by the Board to assist the Board in monitoring
(1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company's internal and external auditors.

The members of the Audit Committee shall meet the independence and experience requirements of the regulatory agencies. The members of the Audit Committee shall be appointed by the Board of Directors.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Audit Committee shall:

 1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

 2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices, as well as the adequacy of internal controls.

 3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the company's financial statements.

 4. Review with management and the independent auditor the Company's quarterly
    financial statements prior	to release of quarterly earnings.

 5. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

 6. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

 7. Approve the fees to be paid to the independent auditor.

 8. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

 9. Evaluate, together with the Board, the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

10. Review the appointment and replacement of the senior internal auditing executive.

11. Review the significant reports to management prepared by the internal auditing department and management's responses.

12. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

13. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

14. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter comments provided by the auditor and the Company's response to that letter. Such review should include:

    (a) Any difficulties encountered in the course of the audit work, including restrictions on the scope of activities or access to required information.

    (b)	Any changes required in the planned scope of the internal audit.

    (c) The internal audit department responsibilities, budget and staffing.

15. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

16. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

17. Review with the Company's general counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports on inquiries received from regulators or governmental agencies.


While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibilities of management and the independent auditor.